Harney Westwood & Riegels 1507 The Center 99 Queen’s Road Central Hong Kong Tel: +852 3607 5300 Fax: +852 2815 7676 www.harneys.com
22 November 2010	Your Ref
Our Ref 040272.0001/PL
BY EMAIL	Doc ID 190926_3

AutoChina International Limited
ATC Trustees (Cayman) Limited
Landmark Square, 3rd Floor
64 Earth Close
PO Box 30592
Grand Cayman KY1-1203
Cayman Islands

Dear Sirs

AutoChina International Limited (the “Company”)

We are attorneys-at-law qualified to practice in the Cayman Islands and have been asked to provide this legal opinion to you with regard to the laws of the Cayman Islands in connection with a registered direct offering pursuant to the Registration Statement on Form S-8 filed on 22 November 2010 (the “Registration Statement”, which term does not include any other instrument or agreement whether or not specifically referred to therein or attached as an exhibit or schedule thereto, other than the AutoChina International Limited 2009 Equity Incentive Plan which is incorporated therein by reference to Exhibit 10.1 (the “Incentive Plan”) relating to the issuance by the Company of 1,675,000 ordinary shares (the “Ordinary Shares”) par value US$.001 each (including related preferred share purchase rights).

For the purpose of giving this opinion, we have reviewed:

(i)	the Registration Statement;

(ii)	a Certificate of Good Standing issued by the Registrar of Companies in the Cayman Islands (the “Registrar”) in relation to the Company on 16 November 2010 (the “Certificate Date”);

(iii)
the Amended and Restated Memorandum and Articles of Association of the Company (the “Constitutional Documents”) each certified by Wong Bo Shan Margaret, Chartered Security (HKICS Membership No.4023410) on 25 January 2010; and

(iv)	copies of the written resolutions adopted by the board of directors of the Company on 4 September 2009 (the “Resolutions”),

as to which we express no opinion.

Resident Partner:  M. Gagie
British Virgin Islands | Cayman Islands | London | Hong Kong

AutoChina International Limited

We have not reviewed any other documents.

We have made such enquiries as to questions of law as we have deemed necessary in order to render the opinion set out below.   We have not undertaken or been instructed to undertake any due diligence in relation to this opinion.

We have assumed (a) the genuineness and authenticity of all signatures, stamps and seals and the conformity to the originals of all copies (whether or not certified) examined by us and the authenticity and completeness of the originals from which such copies were taken, that (b) where a document has been reviewed by us in draft form, it will be or has been executed and/or filed in the form of that draft, and where a number of drafts of a document have been examined by us all changes thereto have been marked or otherwise drawn to our attention, (c) the accuracy and completeness of all factual representations made in the Registration Statement and the other documents reviewed by us, (d) that the Resolutions were duly passed at one or more duly convened, constituted and quorate meetings or by unanimous written resolutions, and remain in full force and effect and the shareholders of the Company have not restricted or limited the powers of the directors of the Company in any way, (e) that the form and terms of all Ordinary Shares, the issuance and sale thereof by the Company, and the Company’s incurrence and performance of its obligations thereunder or in respect thereof in accordance with the terms thereof will not violate the Constitutional Documents nor any applicable law, regulation, order or decree in the Cayman Islands, (f) the validity and binding effect under the laws of the United States of America and each State thereof of the Registration Statement, (g) that, upon the issue of any Ordinary Shares, the Company will receive consideration for the full issue price thereof which shall be equal to at least the par value thereof, (h) at the time any Ordinary Shares are issued, no liquidator has been appointed over any of the assets of the Company, the Company is able to pay its debts as they became due, and there are no judgments against the Company, nor any legal or governmental proceedings, nor any petitions to wind up the Company pending in the Grand Court of the Cayman Islands to which the Company is subject, (i) that the Constitutional Documents will not be amended in any manner that would affect the opinions expressed herein, and (j) that there is no provision of the law of any jurisdiction, other than the Cayman Islands, which would have any implication in relation to the opinions expressed herein.

This opinion is confined to the matters expressly opined on herein, and given on the basis of the laws of the Cayman Islands as they are in force and applied by the Cayman Islands courts at the date of this opinion.  We have made no investigation of, and express no opinion on, the laws of any other jurisdiction.

“Non-assessability” is not a legal concept under the Cayman Islands law, but when we describe the Ordinary Shares herein as being “non-assessable” we mean, subject to any contrary provision in any agreement between the Company and any one of its members holding any of the Ordinary Shares (but only with respect to such member), that no further sums are payable with respect to the issue of such shares and no member shall be bound by an alteration in the Constitutional Documents after the date upon which it became a member if and so far as the alteration requires such member to take or subscribe for additional Ordinary Shares or in any way increases its liability to contribute to the share capital of, or otherwise pay money to, the Company.

Resident Partner:  M. Gagie
British Virgin Islands | Cayman Islands | London | Hong Kong

AutoChina International Limited

This opinion is issued solely for your benefit and is not to be relied upon by any other person, firm or entity or in respect of any other matter.

On the basis of and subject to the foregoing, we are of the opinion that:

1.
Existence and Good Standing.  As at the Certificate Date, the Company is duly incorporated and existing under the laws of the Cayman Islands in good standing (meaning solely that it has not failed to make any filing with any Cayman Islands government authority or to pay any Cayman Islands government fee which would make it liable to be struck off by the Registrar and thereby cease to exist under the laws of the Cayman Islands).

2.	Capacity and Power. The Company has the necessary corporate power and authority to own its properties and to conduct is business as described in the Registration Statement.

3.
No Conflict.  The Incentive Plan, the performance by the Company of its obligations thereunder and the issuance of the Ordinary Shares pursuant to the Incentive Plan will not violate the memorandum or articles of association of the Company nor any applicable law, regulation, order or decree in the Cayman Islands.

4.
Due Execution. The Company has taken all corporate action required to authorise its delivery and performance of the Incentive Plan and the issuance of the Ordinary Shares pursuant to the Incentive Plan.

5.
Authorisation and Approvals.  No order, consent, approval, licence, authorisation or validation of or exemption by any government or public body or authority of the Cayman Islands is required to authorise or is required in connection with the delivery, performance and enforcement of the Incentive Plan.

6.
Authorised share capital.  The Company is authorised to issue 50,000,000 Ordinary Shares with such designations, voting and other rights and preferences as may be determined by the board of directors of the Company.

7.	Shares. The Ordinary Shares issued pursuant to the Incentive Plan been duly authorised by the Company, and are fully paid, non-assessable and free of pre-emptive or similar rights.

We hereby consent to the use of this opinion as an exhibit to the Registration Statement.  In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the US Securities Act, 1933 or the rules and regulations promulgated thereunder.

Yours faithfully
/s/ HARNEY WESTWOOD & RIEGELS

Resident Partner:  M. Gagie
British Virgin Islands | Cayman Islands | London | Hong Kong